COACHMEN INDUSTRIES, INC.

423 N. Main St. • P.O. Box 30 • Middlebury, Indiana 46540 • 574/825-5821 • Fax 574/825-8141

NEWS RELEASE

For immediate release Monday, April 28, 2008

COACHMEN INDUSTRIES, INC. POSTS PROFIT AND MARKET SHARE GAINS DESPITE LOWER REVENUES

Middlebury, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the first quarter ended March 31, 2008.

“We are certainly pleased to report our first quarterly profit since the second quarter of 2006 and our best quarterly results since the end of 2004.  In addition, we continued to increase our market RV share in key RV product categories,” commented Richard M. Lavers, President and Chief Executive Officer.  “Although our bottom line profits of $1.3 million are modest, they are profits, and represent an $11.8 million improvement in pre-tax results in the face of a 7% decrease in revenues.  Company-wide, our gross profits increased over 750% and our operating expenses declined by over 23%, on 7% fewer revenues. I commend our management team, and thank every one of our employees for all the efforts that went into generating these results.”

“This is a solid start to 2008,” Lavers continued, “but celebration must be tempered by the realization that Coachmen continues to face significant challenges in our core markets.  Nationwide, total single-family housing starts were down 39% in the first quarter and it appears the housing slump will continue for the foreseeable future.  Our core single-family housing business is by no means immune from industry conditions, but the decisive actions we took to pursue major project opportunities, particularly in military construction, has enabled us to weather the downturn so far.  In the RV market, total industry wholesale unit shipments through March fell by 11.8%, and recent dealer surveys indicate that the RV market has weakened substantially since the start of the year. In addition, the Conference Board’s Consumer Confidence Index fell to 64.5 in March, its third consecutive decline and its lowest reading in five years, highlighting the increasing worries of consumers about the economy.  Nonetheless, Coachmen’s results

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Coachmen Industries, Inc. Announces First Quarter Results

April 28, 2008

for the first quarter have validated our efforts throughout 2007 to reduce our operating costs and establish the foundation for profitability despite these bleak market conditions.  Also through February, Coachmen posted 10.9% gains in Class C retail market share, 14.9% gains in Travel Trailers and an impressive 26.4% gain in Fifth Wheel retail market share,” concluded Lavers.

Sales for the first quarter were $121.3 million, vs. $130.2 million reported for the same period last year.  Gross profits improved to $10.9 million, or 9.0% of revenues from $1.4 million, or 1.1% of revenues in the first quarter of 2007.  Selling, general and administrative expenses decreased $2.9 million from last year, due primarily to reduced selling expenses and lower sales commissions on the lower revenue levels as well as favorable legal settlements of approximately $1 million.  The total gain on the sale of assets for the quarter was $0.2 million compared with a gain of $0.4 million in the first quarter of 2007, while other expenses increased by approximately $0.3 million.  Combined, these items drove an $11.8 million improvement in pre-tax results to a profit of $1.3 million compared with a pre-tax loss of $10.4 million in the first quarter of 2007.  At the bottom line, the Company reported net income of $1.3 million, or $0.08 per share, versus a net loss of $10.4 million, or $0.67 per share in the first quarter of 2007.

Recreational Vehicle Group

“The results of all our efforts over the past eighteen months to reduce costs, increase capacity utilization and improve margins were evident in the quarter,” said Michael R. Terlep, President of the Coachmen RV Group. “We continued to face significant challenges in the RV Group as both wholesale and retail market conditions deteriorated during the quarter, but even in face of these challenging conditions our revenues rebounded substantially from the depressed levels of the fourth quarter of 2007.  Our gross margins improved by over six full percentage points and would have shown more improvement but for a seasonal increase in sales of lower-margin rental units.”

The Company’s Recreational Vehicle Group reported sales of $90.5 million during the first quarter of 2008, down 13.1% from the $104.2 million reported for the same period last year.  Despite the continued softening of revenues, gross margins for the RV Group improved 6.5 percentage points to $5.2 million compared with a loss of $0.9 million last year.  The improvement in gross profit was primarily the result of significant improvements in product design which resulted in better margins, increased capacity utilization as the result of consolidation activities, lower warranty expenses resulting from continued efforts to improve product quality and material costs savings due to the Group’s efforts in strategic sourcing.  The RV Group generated a pre-tax loss for the quarter of $1.1 million compared with a pre-tax loss of $8.0 million for the year-ago quarter, representing an 87% improvement.

Housing Group

“The continued nationwide slump in the housing market, adversely affected the performance of the Housing Group’s core single-family housing business in the first quarter,” commented Housing Group President Rick Bedell.  “However, our focus on diversifying our revenue base in an effort to mitigate our dependence on these troubled housing markets generated substantial benefits during the quarter as we began our initial

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Coachmen Industries, Inc. Announces First Quarter Results

April 28, 2008

shipments of military housing for the barracks project at Ft. Carson in Colorado.  We also continue to create new and innovative ways to stimulate demand for our traditional single family housing markets.  Most recently, we announced our agreement with Solar Village to offer a line of solar energy powered homes.  We believe this will allow us to expand our presence in the growing market for ‘green’ housing,” concluded Bedell.

For the quarter, the Housing Group reported sales of $30.8 million, up 18.2% from $26.1 million in the first quarter of 2007 due mainly to the impact of major project revenues offsetting weakness in traditional single-family housing markets.  This increase in sales occurred in the face of a 39% industry decline in single-family housing starts in the first three months of 2008.  With the improved sales, gross profit margin increased to $5.7 million, or 18.4% of sales compared with $2.3 million, or 8.8% of sales in the first quarter of 2007.  The higher gross margin resulted primarily from improved operating efficiencies associated with higher capacity utilization rates resulting from increased production for major projects as well as recent consolidation efforts in the fourth quarter of 2007.  Operating expenses decreased to $4.3 million from $5.0 million last year due mainly to lower selling expenses associated with military construction revenues as well as reduced operating costs associated with recent plant consolidations.  On the improved revenues, for the first quarter the Housing Group generated a pre-tax profit of $1.4 million, compared with a pre-tax loss of $2.7 million for the year-ago quarter.

Coachmen Industries will conduct a conference call to discuss its financial results in this release at 10:00 a.m. (Eastern Time), Tuesday, April 29, 2008.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call over the internet at www.earnings.com.  The online replay will be available at approximately 12:00 p.m. (Eastern Time) and continue for 30 days.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®.  Through ALL AMERICAN HOMES® and MOD-U-KRAF®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Company to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, dependence on significant customers within certain product types, consolidation of distribution channels in

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Coachmen Industries, Inc. Announces First Quarter Results

April 28, 2008

the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, current litigation relating to and Congressional inquiry surrounding the Company’s use of components containing formaldehyde in its products, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Colleen Zuhl

Jeffery A. Tryka, CFA

     Chief Financial Officer

Director of Planning and Investor Relations

     574-825-5821

574-825-8238

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Coachmen Industries, Inc. Announces First Quarter Results

April 28, 2008

Coachmen Industries, Inc.
Consolidated Statements of Operations

(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net sales	$ 121,318	$ 130,244

Gross profit - $	10,863	1,427
Gross profit - %	9.0%	1.1%

GS&A - $	9,130	12,048
GS&A - %	7.5%	9.2%

Gain on sale of property - $	(208)	(445)
Gain on sale of property - %	(0.1)%	(0.3)%

Operating income/(loss) - $	1,941	(10,176)
Operating income/(loss) - %	1.6%	(7.8)%

Other expense	614	273

Pre-tax profit/(loss) - $	1,327	(10,449)
Pre-tax profit/(loss) - %	1.1%	(8.0)%

Tax credit	-	(1)

Net income/(loss)	1,327	(10,448)

Earnings/(loss) per share - basic and diluted	0.08	(0.67)

Weighted average shares outstanding
Basic	15,749	15,700
Diluted	15,758	15,700

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Coachmen Industries, Inc. Announces First Quarter Results

April 28, 2008

Coachmen Industries, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

ASSETS	March 31,	December 31,
Current Assets	2008	2007

Cash and cash equivalents	$2,568	$1,549
Accounts receivable	35,777	9,122
Inventories	82,255	79,268
Refundable income taxes	1,627	1,628
Prepaid expenses and other	7,922	7,623
Assets held for sale	5,021	-
Total Current Assets	135,170	99,190

Property, plant & equipment, net	47,231	52,932
Goodwill	12,993	12,993
Cash value of life insurance, net of loans	29,531	33,936
Note receivable	6,147	6,158
Other	2,022	2,459
Total Assets	$233,094	$207,668

LIABILITIES AND SHAREHOLDERS' EQUITY	March 31,	December 31,
Current Liabilities	2008	2007
ST borrowings & current portion of LT debt	$34,690	$20,925
Accounts payable, trade	31,173	15,042
Floor plan notes payable	3,565	4,116
Accrued income taxes	510	536
Other accruals	28,678	33,235
Total Current Liabilities	98,616	73,854
Long-term debt	2,992	3,010
Postretirement deferred compensation benefits	6,854	7,632
Deferred income taxes	1,990	1,990
Other	72	49
Total Liabilities	110,524	86,535

Shareholders' Equity	122,570	121,133

Total Liabilities and Shareholders' Equity	$233,094	$207,668

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Coachmen Industries, Inc. Announces First Quarter Results

April 28, 2008

Coachmen Industries, Inc.
Condensed Consolidated Statements of Cash Flows

(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net income/(loss)	$1,327	$(10,448)
Depreciation	1,377	1,506
Changes in current assets and liabilities	(19,148)	13,060
Net Cash Provided by/(Used in) Operations	(16,444)	4,118

Net Cash Used in Investing Activities	(1,768)	(1,091)

Net borrowings (repayments)	19,196	(1,584)
Net issuance of stock	35	46
Dividends paid	-	(471)
Net Cash Provided by/(Used in) Financing Activities	19,231	(2,009)

Increase in Cash and Cash Equivalents	1,019	1,018

Beginning of period cash and cash equivalents	1,549	2,651

End of Period Cash and Cash Equivalents	$2,568	$3,669

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Coachmen Industries, Inc. Announces First Quarter Results

April 28, 2008

Coachmen Industries, Inc.
Quarterly Segment Data
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Sales
Recreational Vehicle	$90,479	$104,152
Housing	30,839	26,092
Total	$ 121,318	$ 130,244

Gross Profit
Recreational Vehicle	$5,192	$(866)
Housing	5,671	2,293
Total	$ 10,863	$ 1,427

Gross Profit Percentage
Recreational Vehicle	5.7%	(0.8)%
Housing	18.4%	8.8%
Total	9.0%	1.1%
Operating Expenses
Recreational Vehicle	$6,284	$7,072
Housing	4,291	5,022
Other	(1,653)	(491)
Total	$ 8,922	$ 11,603

Operating Expense Percentage
Recreational Vehicle	6.9%	6.8%
Housing	13.9%	19.2%
Total	7.4%	8.9%
Operating Income/(Loss)
Recreational Vehicle	$(1,092)	$(7,938)
Housing	1,380	(2,729)
Other	1,653	491
Total	$ 1,941	$ (10,176)

Pre-Tax Income/(Loss)
Recreational Vehicle	$(1,057)	$(8,044)
Housing	1,358	(2,677)
Other	1,026	272
Total	$ 1,327	$ (10,449)

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